Exhibit 99.2

Primerica, Inc. Prices Offering of $375 Million of 4.750% Senior Notes Due 2022

Company Release - 07/11/2012 17:12

DULUTH, Ga.—(BUSINESS WIRE)— Primerica, Inc. (NYSE: PRI) today announced that it has priced a public offering of $375 million in aggregate principal amount of Senior Notes due 2022. The notes will bear an annual interest rate of 4.750%. Interest will be paid semi-annually on the 15th day of January and July beginning on January 15, 2013. The proceeds of the offering will be used to repay Primerica’s $300 million note payable to a subsidiary of Citigroup Inc. and for general corporate purposes, which may include share repurchases. J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC will serve as joint book-running managers for the offering.

The offering will be made pursuant to Primerica’s existing shelf registration statement that was previously filed with the Securities and Exchange Commission (the “SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained on the SEC’s website at www.sec.gov or by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: High Grade Syndicate Desk, 3rd Floor, or by calling collect (212) 834-4533; Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, or by calling (877) 858-5407; or Morgan Stanley & Co. LLC, at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department, or by calling (866) 718-1649.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements” with regard to the securities offering. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance is given that the securities offering discussed above will be completed on the terms described, or at all. Completion of the securities offering on the terms described are subject to numerous conditions, many of which are beyond the control of Primerica, including, without limitation, general economic conditions, market conditions, legislative and regulatory changes that could adversely affect the business of Primerica, and other factors, including those set forth in the Risk Factors section of Primerica’s periodic reports filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Primerica undertakes no obligation to update these statements for revisions or changes after the date of this release.

ABOUT PRIMERICA, INC.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insure more than 4.3 million lives and approximately two million clients maintain investment accounts with us. Primerica is a member of the Russell 2000 stock index and is traded on The New York Stock Exchange under the symbol “PRI”.

Primerica, Inc.

Investor Relations Contact

Kathryn Kieser, 770-564-7757

investorrelations@primerica.com

or

Media Contact

Mark L. Supic, 770-564-6329

mark.supic@primerica.com

Source: Primerica, Inc.